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                             EXHIBIT 21.1


    Name of Subsidiary             Jurisdiction of Incorporation
    ------------------             -----------------------------
Suiza Dairy Corporation                       Delaware
Suiza Fruit Corporation                       Delaware
Neva Plastics Manufacturing Corp.             Delaware
Velda Farms, Inc.                             Delaware
Reddy Ice Corporation                         Delaware
Suiza Management Corporation                  Delaware
Garrido y Compania, Inc.                      Puerto Rico
Guest Choice, Inc.                            Delaware
Swiss Dairy Corporation                       Delaware
Model Dairy, Inc.                             Delaware